Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (Nos. 333-20191, 333-51143, 333-46588 and 333-119329) on Form S-8 of Washington Federal, Inc. of our report dated June 21, 2021, relating to the statements of net assets available for benefits of Washington Federal Bank 401(k) Plan as of December 31, 2020, the related statement of changes in net assets available for benefits for the year then ended, appearing in this Annual Report on Form 11-K of Washington Federal Bank 401(k) Plan for the year ended December 31, 2021.

/s/ Moss Adams LLP

Campbell, California
June 27, 2022